EXHIBIT-(a)(5)(D)
U. S. XPRESS ENTERPRISES. INC.
U.S. Xpress Enterprises, Inc. Special Committee Retains Wachovia Securities as Financial Advisor to Evaluate Unsolicited Bid by Patrick E. Quinn and Max L. Fuller
CHATTANOOGA, Tenn., Aug 07, 2007 (BUSINESS WIRE) —
U.S. Xpress Enterprises, Inc. (NASDAQ: XPRSA) (the “Company”) today announced that the independent special committee of its board of directors has retained Wachovia Securities as the committee’s financial advisor to assist the committee in its evaluation of the proposed unsolicited tender offer by Mountain Lake Acquisition Company (“MLAC”), a company owned by Patrick E. Quinn and Max L. Fuller.
As announced on July 25, 2007, the independent special committee, comprised solely of independent directors and constituting a majority of the entire board of directors, has engaged an independent legal advisor and is beginning its analysis of the proposed unsolicited tender offer by MLAC at $20.00 per share for all of the outstanding shares of Class A common stock of the Company not presently owned by Messrs. Quinn and Fuller and certain affiliated entities. Until such time that the board of directors, acting through its independent special committee, makes a recommendation with respect to the tender offer, the board of directors strongly requests that all stockholders defer making any determination whether to accept or reject the tender offer when made.
Additional Information and Where to Find It:
The tender offer described in this press release has not yet commenced. This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any securities. The independent special committee and the Company strongly recommend that the Company’s stockholders read the following documents (i) the tender offer statement on Schedule TO and (ii) the Company’s solicitation/recommendation statement regarding the proposed tender offer when they become available because they will contain important information. Stockholders may obtain a free copy of these materials, which will be filed with the Securities and Exchange Commission, at the Securities and Exchange Commission’s web site at www.sec.gov. Stockholders also may obtain, without charge, a copy of the Company’s solicitation/recommendation statement, when available, by directing requests to Debbie Massengale at 423-510-3314.
U.S. Xpress Enterprises, Inc.
U.S. Xpress Enterprises, Inc. is the fourth largest publicly owned truckload carrier in the United States, measured by revenue. The Company provides dedicated, regional, and expedited team truckload services throughout North America, with regional capabilities in the West, Midwest, and Southeastern United States. The Company is one of the largest providers of expedited and time-definite services in the truckload industry and is a leader in providing expedited intermodal rail services. Xpress Global Systems, Inc., a wholly owned subsidiary, is a provider of transportation, warehousing, and distribution services to the floor covering industry. The Company participates in logistics services through its joint ownership of Transplace, an Internet-based global transportation logistics company. U.S. Xpress has an 80% ownership interest in Arnold Transportation Services, Inc., which provides regional, dedicated, and medium length-of-haul services with a fleet of approximately 1,500 trucks, and Total Transportation of Mississippi and affiliated companies, a truckload carrier that provides medium length of haul and dedicated dry-van service with a fleet of approximately 600 trucks primarily in the Eastern United States. U.S. Xpress has a 49% ownership interest in Abilene Motor Express, Inc. with approximately 170 trucks and a 40% interest in C&C Trucking of Duncan with approximately 130 trucks. More information about U.S. Xpress Enterprise, Inc. and its principal subsidiary companies is available on the Company’s website at www.usxpress.com.
XPRS-G
This press release contains certain statements that may be considered “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These statements generally may be identified by their use of terms or phrases such as “expects,” “estimates,” “anticipates,” “projects,” “believes,” “plans,” “intends,” “may,” “will,” “should,” “could,” “potential,” “continue,” “future,” and terms or phrases of similar substance. Investors are cautioned that all forward-looking statements in this press release involve risks and uncertainties that could cause actual results to differ materially from current expectations. Readers should review and consider these factors along with our various disclosures in filings with the Securities and Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.